EXHIBIT 99.1 - PRESS RELEASE DATED OCTOBER 28, 2009

Global Entertainment Holdings & Arthur Wylie Announce
Joint Venture In Film Fund

For Immediate Release …..

October 28, 2009

LOS ANGELES, CA -- (WORLD STOCK WIRE) -- Global Entertainment Holdings, Inc. (“Global”), a publicly traded entertainment Company (OTC: GBHL), and Charlotte, North Carolina’s Arthur Wylie, CEO, of Arthur Wylie Enterprises (AWE), announced that they have formed Global Renaissance Funding, LLC. (GRF), a joint venture company that will finance, market and partially own a slate of feature-length motion pictures (a Film Fund). Global, operating through its production subsidiary companies, and Wylie’s Global Renaissance Entertainment Group, Inc. (GREG), will produce the motion pictures funded by the new Film Fund. Wylie, a highly successful business investor in film, real estate, and financial service companies, is committed to raising the necessary capital for the Film Fund to finance a proposed slate of motion pictures with aggregate budgets in excess of $100 million.

GBHL CEO, Gary Rasmussen, stated “Joining forces with Arthur Wylie allows Global to partner with Wylie’s financial resources, as well as his film production and marketing companies (GREG), which plans to produce up to 13 mainstream films over the next 3 to 5 years will be distributed worldwide. We are thrilled with our new partnership.”

Last year, Mr. Wylie and Omar Tyree, the New York Times bestselling author, whose works have been read by millions, structured an exclusive deal to adapt his popular novels into film. LESLIE, a supernatural thriller set in New Orleans, is the first of Tyree’s novels to be adapted to film by GREG and funded by GRF. Currently, Leslie is in development for a fall 2010 release.

Global Renaissance Entertainment Group’s CEO, Arthur Wylie, said “The management teams of Global Universal (GBHL), their Canadian affiliate, Global Universal Pictures, and their film sales company, Global Universal Film Group, all have quality reputations in the film industry and a lifetime of experience. Also, their unique financing strategy for funding film projects, while significantly mitigating investor risk, made the decision to join forces an easy one for me.”

Global Renaissance Funding, will serve as the vehicle to raise capital, allowing both production companies, Global Universal and Global Renaissance Entertainment Group, to produce larger budgeted, yet cost efficient mainstream motion pictures for audiences worldwide. Wylie said “I will utilize Global’s successful financial strategy and our well known Arthur Wylie brand, to attract A-List talent, global distribution partners, top-notch production teams, as well as investors for our Film Fund.”

Global Universal Pictures, an affiliated GBHL company, is engaged in the production of lower-budgeted, high quality, genre pictures with recognizable name talent. Jackelyn Giroux, President of Global Universal Pictures said “I am excited to finalize our new joint venture at this time as it will highlight the upcoming world premiere of Global Picture’s new film, “AMERICAN SUNSET” at the American Film Market (AFM) in Santa Monica, CA. Wylie’s proposed slate of feature films, based on proven intellectual properties, capital raising abilities and his team of experienced production personnel, will afford our new venture an unprecedented opportunity to produce and market a continuous flow of quality films for the next several years.”

AMERICAN SUNSET stars former teen superstar Corey Haim, Frank Molina, Bernie Robichaud and Angela Cullins. The film, written and produced by Jackelyn Giroux and directed by Michael Masucci, is a "suspense-filled” turnstile-thriller about a man (Haim) battling his emotional demons amidst his wife's abduction. AMERICAN SUNSET will premiere at the Laemmle Theatre in Santa Monica, CA on Monday, November 9th. (www.AmericanSunsetTheMovie.com)

Arthur Wylie Enterprises/Global Renaissance Entertainment Group is owned by Arthur Wylie. The brand is one of the hottest celebrity-driven and entrepreneurially-savvy brands in the country. Mr. Wylie’s ventures launched out of his dorm room in college, gaining “millionaire” status by the time he was 26. Wylie is the founder and CEO of Arthur Wylie Enterprises, which has overseen $475 million in assets, transactions, insurance, intellectual properties and real estate over the past 10 years. Arthur Wylie has conducted business globally with many of the top financial and business institutions. His current projects are in film development, speaking engagements, celebrity events, publishing, and international real estate ventures. For more information on the company please visit www.theglobalrenaissance.com or www.arthurwylie.com.

Global Entertainment Holdings, Inc. is a public Company, traded on the “OTC” under the symbol, GBHL. The Company goal is building a global entertainment organization. GBHL, through its wholly owned subsidiary, Global Universal Film Group, Inc. (http://www.globaluniversal.com), and its partially-owned Canadian subsidiary Global Universal Pictures, is in the process of developing and producing a slate of six to eight motion pictures. GBHL is focused on the financing and production of feature-length films, with recognizable names, for worldwide release. GBHL, through another wholly owned subsidiary, You’ve Got The Part, Inc. http://www.youvegotthepart.com, will attempt to capitalize on the current popularity of Hollywood and reality based programming.

Further information on the Company and/or its publicly traded stock can be obtained by contacting Worldwide Financial Solutions at wfsolutions@gmail.com; (765) 780-0915; or, contact the company directly at: contact@globaluniversal.com; facsimile: (818) 827-0090; URL: WWW.GLOBALUNIVERSAL.COM.

SOURCE: Global Universal Film Group, Inc., a wholly-owned subsidiary of

Global Entertainment Holdings, Inc. (OTC: GBHL)